Exhibit 99.1

SYNTHETECH ANNOUNCES FISCAL 2010 RESULTS

Albany, Oregon, June 10, 2010 – Synthetech, Inc. (NZYM.OB) today announced financial results for its fiscal fourth quarter and fiscal year, which ended March 31, 2010.

For the fourth quarter ended March 31, 2010, revenue was $4.2 million, a 37% decrease from revenue of $6.6 million for the same period last year.  Gross income for the current quarter was $1.2 million, compared to gross income of $2.0 million for the same period last year.  Operating income for the current quarter was $240,000, compared to $704,000 for the same period last year.  Net income for the fourth quarter ended March 31, 2010 was $199,000, or $0.01 per share, compared to $657,000, or $0.04 per share, in last year’s corresponding period.

The Company reported revenue of $15.2 million for fiscal 2010, a 23% decrease from revenue of $19.9 million in fiscal 2009.  Gross income in fiscal 2010 was $5.2 million, compared to gross income in fiscal 2009 of $5.5 million.  Operating income in fiscal 2010 was $1.4 million, compared to operating income in fiscal 2009 of $1.3 million.  Net income for both fiscal 2010 and 2009 was $1.2 million, or $0.08 per share.

International sales, principally to Western Europe, were $7.1 million and $11.1 million in fiscal 2010 and 2009, respectively. International sales, like all of Synthetech's revenues, are subject to significant quarterly fluctuations based on the timing of customer’s projects as they progress through the clinical trials process.

Synthetech, Inc.
Condensed Statements of Operations
(unaudited)
	Three Months Ended March 31,		Year Ended March 31,
(in thousands, except per share data)	2010	2009	2010	2009

Revenue	$4,177	$6,617	$15,244	$19,862
Cost of revenue	2,933	4,621	10,026	14,314
Gross income	1,244	1,996	5,218	5,548

Research and development	358	352	1,120	1,302
Selling, general and administrative	646	940	2,739	2,938

Operating income	240	704	1,359	1,308

Interest income	-	1	7	7
Interest expense	(31)	(48)	(134)	(164)
Income before income taxes	209	657	1,232	1,151

Income tax expense	10	-	75	-
Net income	$199	$657	$1,157	$1,151

Basic and diluted income per share	$0.01	$0.04	$0.08	$0.08

The Company’s cash and cash equivalents were $1.1 million at March 31, 2010, compared to $588,000 at March 31, 2009. As of March 31, 2010, Synthetech’s working capital was $7.3 million, compared to $5.9 million at March 31, 2009.  The increase in working capital between the two periods is primarily the result of fiscal 2010 net income.  As of March 31, 2010 and 2009, Synthetech had no outstanding borrowings under its line of credit.

Referring to Synthetech's results, President and Chief Executive Officer Dr. Gregory Hahn stated, “The frail economy and an uncertain regulatory environment combined to make fiscal 2010 a challenging year for us and our industry.  Consistent with the industry environment, Synthetech’s year-over-year revenue decreased 23% to $15.2 million in fiscal 2010.  However, with only 77% of its fiscal 2009 revenue, Synthetech achieved solid net income of $1.2 million in fiscal 2010.   This accomplishment was a direct result of our company-wide focus on cost reductions and production efficiencies, which enabled Synthetech to attain a level of profitability in fiscal 2010 on par with that of the previous year.”

Looking forward, Dr. Hahn notes “Our backlog of $1.3 million at March 31, 2010 reflects our customer’s short order timeframes, particularly in the current market environment.  In fiscal 2010, our Hepatitis C drug franchise business accounted for 25% of revenue compared to 29% in the prior year.  We believe that our Hepatitis C products are in a temporary quiet period as our customers work through their clinical trials before reaching reorder points.  In addition to these products and large-scale projects from our traditional pharmaceutical markets, we also anticipate additional opportunities to produce new specialty chemicals.

About Synthetech
Synthetech, Inc., based in Albany, Oregon, is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies.  Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments and proprietary custom chiral intermediates, primarily for the pharmaceutical industry.  Synthetech produces advanced pharmaceutical intermediates in accordance with Current Good Manufacturing Practices (cGMP) in compliance with U.S. Food and Drug Administration (FDA) regulations.  Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic (peptide-like) small molecule drugs from early stages of a customer’s clinical development through market launch and into commercial production.  Synthetech’s products also support the production of chemically-based medical devices.  Synthetech’s domestic and international customer base includes major and mid-size pharmaceutical, contract drug synthesis, emerging and established biotechnology and medical device companies.  Synthetech also supplies catalog quantities of specialty amino acids to research institutions, universities and drug discovery firms.

Period to Period Fluctuations
Management anticipates that Synthetech’s revenue will continue to fluctuate significantly from period to period.  Variability in Synthetech’s level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects.  Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues.  As the uncertainties inherent in drug development projects remain outside of Synthetech’s control, it is difficult to predict the progress, timing and revenue potential of these projects.

Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results; market conditions and opportunities; cost-reduction initiatives; and the impact of the recent economic and regulatory environment on the Company's business and customers.  Words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meanings identify forward-looking statements.  Forward-looking statements reflect management’s current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Risks and uncertainties that could cause actual results to differ significantly from management’s expectations include, but are not limited to, the following:  Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of any significant customer; customer concentration; potential termination or suspension by customers of significant projects or orders; potential period-to-period revenue or expense fluctuations; higher than expected cash use; production and shipping factors and timely access to raw materials; industry cost factors and conditions; general economic conditions; competition; and government regulation. Investors are urged to read Synthetech’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2009, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management’s expectations.  Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations.  Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION:	Web site: www.synthetech.com
E-mail: investor@synthetech.com

CONTACT:	Gary Weber, CFO
PO Box 646
Albany, Oregon 97321
541 967-6575